March 31, 2006
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the inclusion in the Annual Report on Form 40-F of Fairfax Financial Holdings Limited of our report dated March 31, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders.
(Signed) “PricewaterhouseCoopers LLP”
March 31, 2006
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.